Exhibit 21
CROGHAN BANCSHARES, INC.
Subsidiaries of the Registrant

	State of	Percentage of
Subsidiary	Incorporation	securities owned

The Croghan Colonial Bank (1)	Ohio	100%

Croghan Insurance Agency (1)(2)	Ohio	100%

(1) Each principal office is located in Fremont, Ohio.
(2) Wholly-owned subsidiary of The Croghan Colonial Bank

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